UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 22, 2006
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51567	04-3454702
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

439 South Union Street, 5th Floor Lawrence, MA	01843
(Address of principal executive offices)	(Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     (b) Resignation of David N. Gill
     David N. Gill, the Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of NxStage Medical, Inc. (the “Company”), resigned on November 22, 2006.
     (c) Election of Robert Brown
     On November 27, 2006, the Company’s Board of Directors elected Robert Brown, age 47, as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer.
     Since 1996, Mr. Brown was employed by Boston Scientific Corporation first as Assistant Corporate Controller from 1996 through 1998, then as Vice President International Finance from 1999 through 2004, and as Vice President Corporate Analysis & Control from 2005 to the present.
     In connection with his employment with the Company, the Company entered into an employment agreement with Mr. Brown on November 27, 2006 pursuant to which he will serve as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer.
     Salary, Bonus, Equity Grant. Mr. Brown is entitled to receive an annual base salary of $250,000 and an annual target bonus equal to 35% of his annual base salary. For 2006, the Company will pay Mr. Brown a pro-rated amount of his annual base salary, and the Company has guaranteed that it will pay Mr. Brown a cash bonus equal to 35% of the base salary paid to Mr. Brown during 2006. Additionally, the Company paid Mr. Brown a one-time signing bonus of $82,000 and granted Mr. Brown an incentive stock option to purchase 200,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to the Company’s 2005 Stock Incentive Plan with an exercise price equal to the fair market value of the Common Stock on November 27, 2006.
     Effect of Change in Control. Pursuant to the terms of his employment agreement, if, before a change in control of the Company, the Company terminates Mr. Brown’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Brown will be entitled to receive:
•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment of all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.
     If, following a change in control, (i) the Company terminates Mr. Brown’s employment, or (ii) the Company had terminated Mr. Brown’s employment at any time three months prior to announcement of the change in control, and the Company cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Brown resigns for good reason within 12 months following a change in control, then he will be entitled to:
•	receive a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 12 months following termination of his employment; and

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options.
     (e) Winifred L. Swan Compensation Matters
     On November 27, 2006, the Compensation Committee of the Company’s Board of Directors approved an increase in the annual base salary for Winifred L. Swan, Senior Vice President and General Counsel of the Company, to $260,000. Such increase in base salary is effective as of November 27, 2006. Additionally, the Board of Directors granted Ms. Swan 10,000 shares of restricted Common Stock (the “Shares”) pursuant to the Company’s 2005 Stock Incentive Plan at a price of $0.001 per share and subject to a restricted stock agreement entered into between the Company and Ms. Swan. The Shares shall vest over a period of four years on a monthly basis and are subject to acceleration upon a change in control of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.

Date: November 27, 2006	By:	/s/ Jeffrey H. Burbank

Jeffrey H. Burbank
President and Chief Executive Officer

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